Exhibit 99.1

Bank of the James Announces Second Quarter, First Half of 2023

Financial Results and Declaration of Dividend

Earnings Growth, Mortgage Activity, Strong Asset Quality

LYNCHBURG, VA, July 21, 2023 -- Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James (the “Bank”), a full-service commercial and retail bank, and Pettyjohn, Wood & White, Inc. (“PWW”), an SEC-registered investment advisor, today announced unaudited results of operations for the three month and six month periods ended June 30,  2023.  The Bank serves Region 2000 (the greater Lynchburg MSA), and the Blacksburg, Charlottesville, Harrisonburg, Lexington, Roanoke, and Wytheville, Virginia markets.

Net income for the three months ended June 30, 2023 increased to $2.53 million or $0.56 per basic and diluted share compared with $2.29 million or $0.48 per basic and diluted share for the three months ended June 30, 2022. Net income for the six months ended June 30, 2023 was $4.52 million or $0.99 per basic and diluted share compared with $4.43 million or $0.93 per basic and diluted share for the six months ended June 30, 2022.

Robert R. Chapman III, CEO, commented: “Our Company’s focus on service excellence, strong banking relationships and financial solutions for individuals and businesses were keys to a strong financial performance in the second quarter and first half. While interest rates have had an impact on banking activity,  our robust capabilities combined with our team’s commitment to ‘going the extra mile’ for clients has supported strong client retention and generated a  diverse revenue stream.

“Our residential mortgage lending group turned in an exceptional performance, particularly given low home inventories and the interest rate environment. The reputation the Bank has built over the years for professional service, loan origination and timely processing has positioned the Bank as a lender of choice in our markets.

“Positive financial contributions from commercial banking reflected the strength of our relationship management and attention to providing value for clients. Integrated banking solutions that incorporate deposits, card services, and sophisticated electronic cash management products create value for clients and provide the Company with a variety of revenue sources. With sophisticated capabilities backed by experienced, responsive commercial bankers, we believe Bank of the James is well positioned to attract larger businesses and further broaden our commercial client base.

“A primary focus throughout the organization is continuous improvement in productivity and efficiency through reduced expenses to maximize the value of the revenues we generate. This focus was reflected in the second quarter of 2023 as the efficiency ratio improved to 73.0% from 74.7% a year earlier. Return on average assets increased to 1.08% from 0.89% a year earlier and return on average equity rose to 19.7% from 12.7% a year earlier.

“Maintaining strong asset quality through diligent credit management and monitoring processes has contributed to quality earnings.   We believe that our asset quality and liquidity have positioned us to continue to operate safely and soundly in the current environment.

“As always, the Company and its Board of Directors pay close attention to growing shareholder value. Results in the first half of 2023 reflected increased retained earnings, total stockholders’ equity and book value. Our historical practice of issuing quarterly cash dividends to shareholders, and the completion of two share buyback programs in the past year that enhanced earnings per share by $0.03 this quarter, have contributed to providing a balanced return for shareholders.”

Second Quarter, First Half of 2023 Highlights

•

Total interest income of $9.58 million in the second quarter and $18.68 million in the first half of 2023 increased 26% and 29% compared with the respective periods of 2022. The year-over-year growth primarily reflected commercial loan rate adjustments to keep pace with the rising interest rate environment, an increase in the size of the investment portfolio, and growth of retained residential mortgages.

•

Net interest income increased 3% in the second quarter of 2023 and 11% in the first half of 2023 compared to the respective periods in 2022, primarily reflecting higher interest income partially offset by significantly higher interest expense in the rising rate environment.

•	Net interest margin and net interest spread increased in the second quarter and first half of 2023 compared with the comparable periods of 2022.
•

Total noninterest income increased to $3.44 million in the second quarter of 2023, up from $3.03 million a year earlier, primarily reflecting continuing commercial treasury services income growth and wealth management fee contributions from PWW. Noninterest income in the first half of 2023 declined slightly compared with the first half of 2022, primarily reflecting lower gains on sale of residential mortgages as the Company has retained a greater number of originated purchase mortgages.

•

Loans, net of the allowance for credit losses, were $610.42 million compared with $605.37 million at December 31, 2022, highlighted by an increase in the Company’s residential mortgage loan portfolio since December 31, 2022.

•	Asset quality remained strong, with a ratio of nonperforming loans to total loans of 0.07% at June 30, 2023 and minimal levels of nonperforming loans and other real estate owned (OREO).
•	Total deposits grew to $867.09 million at June 30, 2023 compared with $848.14 million at December 31, 2022.
•	On July 18, 2023 the Company’s board of directors approved a quarterly dividend of $0.08 per share to stockholders of record as of September 1, 2023 to be paid on September 15, 2023.
•

Measures of shareholder value increased, with book value per share rising to $11.61 at June 30, 3023 from $10.85 at December 31, 2022 and total stockholders’ equity rising to $52.73 million from $50.23 million. The Company’s most recent repurchase plan was completed in the second quarter of 2023. In conjunction with a previous repurchase plan, the Company repurchased just under 4% of its outstanding common stock since August 2022.

Second Quarter, First Half of 2023 Operational Review

Net interest income after a $254,000 recovery of credit losses for the quarter ended June 30, 2023 was $7.60 million compared with net interest income after a $300,000 recovery of credit losses of $7.42 million for the quarter ended June 30, 2022. For the six months of 2023, net interest income after recovery of credit losses was $15.10 million compared with net interest income after recovery of credit losses of $14.11 million for the six months of 2022.

Total interest income increased to $9.58 million in the second quarter of 2023 compared with $7.60 million a year earlier. For the six months of 2023, total interest income was $18.68 million compared with $14.51 million for the six months of 2022. Both 2023 periods reflected moderate organic loan growth and interest rate increases.

The interest rate adjustment related to variable rate loans along with an increase in the Fed Funds rate continued to have a significant positive impact on the yields earned on interest earning assets and margins.  The yield on interest earning assets in the second quarter of 2023 was 4.31%, up from 3.19%  a year earlier. The interest spread was 3.08% compared with 2.93% a year earlier. Net interest margin was 3.30% in the second quarter of 2023 compared with 2.99% in the second quarter of 2022.

For the six months of 2023, the yield on interest earning assets was 4.24% compared with 3.14% for the six months of 2022. The interest spread was 3.22% compared with 2.87% for the six months of 2023 and 2022, respectively. Net interest margin was 3.40% compared with 2.92% for the six months of 2023 and 2022, respectively.

Total interest expense in the second quarter and first half of 2023 increased significantly compared with the 2022 periods, reflecting increased levels of interest-paying deposits and higher deposit rates commensurate with the prevailing interest rate environment. Total interest expense in the second quarter of 2023 was $2.24 million compared with $474,000 a year earlier, while total interest expense in the first half of 2023 was $3.69 million compared with $999,000 a year earlier.

J. Todd Scruggs, Executive Vice President and CFO, commented: “Although rising interest expense continues to put pressure on margins, we believe our decision to increase rates on new loans along with the repricing of some current variable rate loans resulted in our interest income increasing more than our interest expense. We have consistently grown deposits, which, while adding to interest expense, continue to represent the most cost-effective source to fund lending.”

Noninterest income in the second quarter of 2023 rose 14% to $3.44 million compared with $3.03 million in the second quarter of 2022. For the six months of 2023, noninterest income was $6.49 million compared with $6.67 million a year earlier. Noninterest income in both periods of 2023 was highlighted by growth in service charges, fees and commissions, which includes income from debit card activity and corporate treasury services, and wealth management fees contributed by PWW’s investment management activity.  The increase was offset in part by a decrease in gains on sale of loans.

Noninterest expense in the second quarter of 2023 was $7.88 million compared with $7.59 a year earlier. The first half of 2023 noninterest expense was $15.95 million compared with $15.24 million in the first half of 2022. Both 2023 periods reflected increases in professional and outside expenses (specifically data processing fees).    The receipt in April 2023 of  $287,000 in insurance proceeds related to a fraud loss in the fourth quarter of 2022 reduced our noninterest expense for both periods in 2023.  In addition, the increase for the second quarter was mitigated by a decrease in salaries and employee benefits.

The Company continued to demonstrate positive productivity trends, with return on average equity (ROAE) improving to 19.65% in the second quarter of 2023 compared with 12.68% in the second quarter of 2022, while return on average assets (ROAA) was 1.08%, compared with 0.89% a year earlier. ROAE and ROAA in the first half of 2023 demonstrated similar improvement from a year earlier. The efficiency ratio improved in both periods of 2023 compared with the 2022 periods.

Balance Sheet: Liquidity, Asset Quality

Total assets were $950.90 million at June 30, 2023 compared with $928.57 million at December 31, 2022.

Loans, net of allowance for credit losses, were $610.42 million at June 30, 2023 compared with $605.37 million at December 31, 2022. Net  loans decreased approximately $8 million from net loans at March 31, 2023, primarily reflecting commercial loan declines partially offset by retained residential mortgage growth.

Commercial real estate loans (owner occupied and non-owner occupied and excluding construction loans) were approximately $312.30 million at June 30, 2023 compared with $341.89 million at December 31, 2022. Commercial loans (primarily C&I loans) were $69.90 million at June 30, 2023 compared with $95.90 million at December 31, 2022. Commercial construction and residential construction loan portfolios grew slightly in the first half of 2023.

Michael A. Syrek, President of the Bank, commented: “The asset quality and diversity of the commercial loan portfolio continues to reflect a variety of clients and business and economic sectors. Maintaining high standards for credit quality and risk management is of utmost importance, with a strong focus on full-service banking relationships with clients.

“Emphasizing our integrated approach to commercial banking, which includes depository options and a wide range of electronic treasury and cash management services to support customers’ financial activities, has broadened customer relationships. Our sophisticated capabilities and our bankers’ expertise and commitment to service allow us to meet the banking requirements of larger corporate customers, which is an exciting development.”

Asset quality has remained strong and stable, with a ratio of nonperforming loans to total loans of 0.07% at June 30, 2023. The allowance for credit losses on loans to total loans was 1.23% at June 30, 2023 compared with 1.22% at December 31,  2022. The Bank adopted the current expected credit loss (CECL) model for calculating its allowance for credit losses on January 1, 2023.

Total nonperforming loans were $415,000 at June 30, 2023, down 34% from $633,000 at December 31, 2022. Total nonperforming assets were relatively stable at $915,000 at June 30, 2023 compared with $1.20 million at December 31, 2022.

Total deposits at June 30, 2023 were $867.09 million compared with $848.14 million at December 31, 2022. Total deposits reflected the judicious addition of time deposits,  partially offset by a modest decline in core deposits (noninterest-bearing demand, NOW, savings and money market accounts). Lower-cost core deposits represented 78% of total deposits.

Maintaining strong liquidity continues to be a focus, with the addition of cash and cash equivalents in the second quarter of 2023 and the continuance of off-balance sheet options.

The Company grew measures of shareholder value. Some of these, including book value per share and stockholders’ equity, continue to be negatively impacted by market value changes in our available-for-sale securities portfolio, reflecting the impact of higher interest rates. These mark-to-market losses are excluded when calculating the Bank’s regulatory capital.  The available-for-sale securities portfolio is composed primarily of securities with implicit government guarantees, including U.S. Treasuries and U.S. agency obligations, and other highly-rated debt instruments.  Consequently, management does not believe that the impairment is other than temporary.  The Company does not expect to realize the unrealized losses as it has the intent and ability to hold the securities until their recovery, which may be at maturity. The duration of the Company’s overall securities portfolio is approximately 6 years.

Total retained earnings were $33.22 million at June 30, 2023, up from $31.03 million at December 31, 2022.  Total stockholders’ equity rose to $52.73 million at June 30, 2023 compared with $50.23 million at December 31, 2022.  Book value per share increased to $11.61 at June 30, 2023 from $10.85 at December 31, 2022. The Company continued its practice of paying a quarterly cash dividend to shareholders. As previously noted, the Company’s now-completed stock repurchase programs have contributed to earnings and generated shareholder value.

About the Company

Bank of the James, a wholly-owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The Bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Roanoke, Rustburg, and Wytheville. The Bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The Bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. The Company provides investment advisory services through its wholly-owned subsidiary, Pettyjohn, Wood & White, Inc., an SEC-registered investment advisor. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates,  changes in the value of real estate securing loans made by the Bank as well as the potential for the resurgence of COVID-19 and geopolitical conditions. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

tscruggs@bankofthejames.com

CONSOLIDATED FINANCIAL INFORMATION FOLLOWS

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

Assets	(unaudited) 6/30/2023	12/31/2022

Cash and due from banks	$22,389	$30,025
Federal funds sold	51,140	31,737
Total cash and cash equivalents	73,529	61,762

Securities held-to-maturity, at amortized cost (fair value of $3,172 in 2023 and $3,135 in 2022) net of allowance for credit loss of $0 in 2023	3,630	3,639
Securities available-for-sale, at fair value	186,625	185,787
Restricted stock, at cost	1,357	1,387
Loans, net of allowance for credit losses of $7,586 in 2023 and $6,259 in 2022	610,418	605,366
Loans held for sale	6,160	2,423
Premises and equipment, net	17,561	17,974
Interest receivable	2,525	2,736
Cash value - bank owned life insurance	21,304	19,237
Customer relationship Intangible	7,472	7,845
Goodwill	2,054	2,054
Other real estate owned	500	566
Other assets	17,761	17,795
Total assets	$950,896	$928,571

Liabilities and Stockholders' Equity

Deposits
Noninterest bearing demand	$151,261	$154,884
NOW, money market and savings	525,765	560,479
Time	190,066	132,775
Total deposits	867,092	848,138

Capital notes, net	10,040	10,037
Other borrowings	10,173	10,457
Interest payable	269	89
Other liabilities	10,590	9,624
Total liabilities	$898,164	$878,345

Stockholders' equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding
4,543,338 as of June 30, 2023 and 4,628,657 as of December 31, 2022	9,723	9,905
Additional paid-in-capital	35,253	36,068
Accumulated other comprehensive (loss)	(25,463)	(26,781)
Retained earnings	33,219	31,034
Total stockholders' equity	$2,732	$50,226

Total liabilities and stockholders' equity	$950,896	$928,571

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

Interest Income	2023	2022	2023	2022
Loans	$7,835	$6,174	$15,261	$12,079
Securities
US Government and agency obligations	321	322	641	580
Mortgage backed securities	406	452	820	759
Municipals	304	289	604	578
Dividends	33	27	41	31
Corporates	141	143	284	251
Interest bearing deposits	93	27	241	34
Federal Funds sold	450	164	789	201
Total interest income	9,583	7,598	18,681	14,513

Interest Expense
Deposits
NOW, money market savings	662	115	1,022	241
Time Deposits	1,374	146	2,235	324
FHLB borrowings	-	-	31	-
Finance leases	21	24	44	49
Other borrowings	100	108	199	222
Capital notes	81	81	163	163
Total interest expense	2,238	474	3,694	999

Net interest income	7,345	7,124	14,987	13,514

Recovery of credit losses	(254)	(300)	(114)	(600)

Net interest income after recovery of credit losses	7,599	7,424	15,101	14,114

Noninterest income
Gains on sale of loans held for sale	1,153	1,299	2,076	3,203
Service charges, fees and commissions	955	658	1,938	1,250
Wealth management fees	1,042	961	2,048	1,976
Life insurance income	134	112	266	225
Other	160	4	160	11

Total noninterest income	3,444	3,034	6,488	6,665

Noninterest expenses
Salaries and employee benefits	4,345	4,533	8,613	8,522
Occupancy	459	432	931	903
Equipment	636	617	1,312	1,223
Supplies	133	122	281	264
Professional, data processing, and other outside expense	1,412	871	2,783	1,925
Marketing	285	247	479	439
Credit expense	209	259	405	521
Other real estate expenses, net	7	6	33	12
FDIC insurance expense	91	131	195	261
Amortization of intangibles	234	140	374	280
Other	65	234	545	890
Total noninterest expenses	7,876	7,592	15,951	15,240

Income before income taxes	3,167	2,866	5,638	5,539

Income tax expense	633	574	1,120	1,108

Net Income	$2,534	$2,292	$4,518	$4,431

Weighted average shares outstanding - basic and diluted	4,545,173	4,740,657	4,581,726	4,740,657

Net income per common share - basic and diluted	$0.56	$0.48	$0.99	$0.93

Bank of the James Financial Group, Inc. and Subsidiaries

(dollar amounts in thousands, except per share amounts)

(unaudited)

Selected Data:	Three months ending Jun 30, 2023	Three months ending Jun 30, 2022	Change	Year to date Jun 30, 2023	Year to date Jun 30, 2022	Change
Interest income	$9,583	$7,598	26.13%	$18,681	$14,513	28.72%
Interest expense	2,238	474	372.15%	3,694	999	269.77%
Net interest income	7,345	7,124	3.10%	14,987	13,514	10.90%
Recovery of credit losses	(254)	(300)	-15.33%	(114)	(600)	-81.00%
Noninterest income	3,444	3,034	13.51%	6,488	6,665	-2.66%
Noninterest expense	7,876	7,592	3.74%	15,951	15,240	4.67%
Income taxes	633	574	10.28%	1,120	1,108	1.08%
Net income	2,534	2,292	10.56%	4,518	4,431	1.96%
Weighted average shares outstanding - basic and diluted	4,545,173	4,740,657	(195,484)	4,581,726	4,740,657	(158,931)
Basic and diluted net income per share	$0.56	$0.48	$0.08	$0.99	$0.93	$0.06

Balance Sheet at period end:	Jun 30, 2023	Dec 31, 2022	Change	Jun 30, 2022	Dec 31, 2021	Change
Loans, net	$610,418	$605,366	0.83%	$607,322	$576,469	5.35%
Loans held for sale	6,160	2,423	154.23%	4,460	1,628	173.96%
Total securities	190,255	189,426	0.44%	205,076	164,922	24.35%
Total deposits	867,092	848,138	2.23%	875,346	887,056	-1.32%
Stockholders' equity	52,732	50,226	4.99%	53,318	69,429	-23.21%
Total assets	950,896	928,571	2.40%	959,577	987,634	-2.84%
Shares outstanding	4,543,338	4,628,657	(85,319)	4,740,657	4,740,657	-
Book value per share	$11.61	$10.85	$0.76	$11.25	$14.65	$(3.40)

Daily averages:	Three months ending Jun 30, 2023	Three months ending Jun 30, 2022	Change	Year to date Jun 30, 2023	Year to date Jun 30, 2022	Change
Loans	$624,947	$596,775	4.72%	$621,268	$592,702	4.82%
Loans held for sale	3,766	4,074	-7.56%	3,104	3,856	-19.50%
Total securities	222,680	232,697	-4.30%	223,605	215,718	3.66%
Total deposits	861,928	924,094	-6.73%	858,429	900,192	-4.64%
Stockholders' equity	51,712	72,489	-28.66%	50,618	71,600	-29.30%
Interest earning assets	892,900	957,353	-6.73%	889,540	932,943	-4.65%
Interest bearing liabilities	733,998	753,863	-2.64%	729,698	747,567	-2.39%
Total assets	944,883	1,030,984	-8.35%	941,593	1,006,321	-6.43%

Financial Ratios:	Three months ending Jun 30, 2023	Three months ending Jun 30, 2022	Change	Year to date Jun 30, 2023	Year to date Jun 30, 2022	Change
Return on average assets (1)	1.08%	0.89%	0.19	0.97%	0.89%	0.08
Return on average equity (1)	19.65%	12.68%	6.97	18.00%	12.48%	5.52
Net interest margin	3.30%	2.99%	0.31	3.40%	2.92%	0.48
Efficiency ratio (2)	73.00%	74.74%	(1.74)	74.28%	75.52%	(1.24)
Average equity to average assets	5.47%	7.03%	(1.56)	5.38%	7.12%	(1.74)

(1) annualized
(2) noninterest expense / (net interest income + noninterest income)

Allowance for credit losses:	Three months ending Jun 30, 2023	Three months ending Jun 30, 2022	Change	Year to date Jun 30, 2023	Year to date Jun 30, 2022	Change
Beginning balance	$7,715	$6,870	12.30%	$6,259	$6,915	-9.49%
Retained earnings adjustment related to impact of adoption of ASU 2016-13	-	-	0.00%	1,245	-	N/A
Recovery of credit losses	(198)	(300)	-34.00%	(58)	(600)	-90.33%
Charge-offs	(19)	(1)	1800.00%	(52)	(9)	477.78%
Recoveries	88	47	87.23%	192	310	-38.06%
Ending balance	7,586	6,616	14.66%	7,586	6,616	14.66%

Nonperforming assets:	Jun 30, 2023	Dec 31, 2022	Change	Jun 30, 2022	Dec 31, 2021	Change
Total nonperforming loans	$415	$633	-34.44%	$855	$954	-10.38%
Other real estate owned	500	566	-11.66%	761	761	0.00%
Total nonperforming assets	915	1,199	-23.69%	1,616	1,715	-5.77%

Asset quality ratios:	Jun 30, 2023	Dec 31, 2022	Change	Jun 30, 2022	Dec 31, 2021	Change
Nonperforming loans to total loans	0.07%	0.10%	(0.03)	0.14%	0.16%	(0.02)
Allowance for credit losses to total loans	1.23%	1.22%	0.00	1.08%	1.19%	(0.11)
Allowance for credit losses to nonperforming loans	1827.95%	1185.47%	642.49	773.80%	724.84%	48.96